Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Sharon Weber
479.273.4314

Dawn Lepore Resigns From Wal-Mart Board Of Directors

BENTONVILLE, Ark., Sept. 23, 2004 – Dawn Lepore announced her resignation as a member of the Board of Directors of Wal-Mart Stores, Inc., effective immediately.

Ms. Lepore has accepted the position of Chief Executive Officer and Chairman of the Board of drugstore.com, inc., a competitor of Wal-Mart. Ms. Lepore believed her service to both companies could represent a potential conflict of interest.

Ms. Lepore has served on the Board of Directors of Wal-Mart since 2001. She was a member of the Board’s Compensation, Nominating and Governance Committee. Prior to accepting her position with drugstore.com, inc., she was Vice Chairman for The Charles Schwab Corporation, a financial services company.

Rob Walton, Chairman of the Board of Wal-Mart, said, “We appreciate the time, energy and ideas that Dawn has contributed to Wal-Mart during her years of service. We wish her the very best in this new opportunity.”

Said Ms. Lepore, “I have great respect for the Wal-Mart organization and culture, and I have no doubt that my experience there has made me a better executive.”

No decision has been made regarding a replacement for Ms. Lepore.

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